Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David Garrison
Website: http://www.arthrt.com	(978) 345-5000

March 19, 2007

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES 4th QUARTER AND YEAR END RESULTS

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (AMEX:HRT) and its wholly owned subsidiary, Micron Products, Inc. (“Micron”) reported total consolidated revenue of $19,318,000 for the year ended December 31, 2006 compared to total consolidated revenue of $12,895,000 for the year ended December 31, 2005, an increase of 50%. Net income of $2,164,000 for the year ended December 31, 2006 increased 37% from net income of $1,578,000 for the year ended December 31, 2005. Basic net income per share for the year ended December 31, 2006 increased 37% to $0.81 per share from $0.59 per share for 2005.

For the quarter ended December 31, 2006, total consolidated revenue increased 98% to $5,980,000 compared to total consolidated revenue of $3,024,000 for the quarter ended December 31, 2005. Net income for the quarter ended December 31, 2006 increased 26% to $556,000 from $441,000 for the quarter ended December 31, 2005. Basic net income per share for the quarter ended December 31, 2006 increased 24% to $0.21 per share from $0.17 per share for 2005.

James E. Rouse, the Company’s President and CEO, commented that, “We are very pleased to report that we achieved the highest net income and net income per share results in the Company’s history in the year ended December 31, 2006. In addition, the revenue increase for the fourth quarter represents the 15th consecutive quarter in which we achieved quarterly growth over the same period in the prior year. The contributions made by the New England Molders (“NEM”) and Micron Integrated Technologies (“MIT”) divisions were significant to our growth in 2006. Combined, these two divisions represented approximately 40% of total revenue and over 80% of the year over year revenue growth. The 98% increase in revenue growth for the fourth quarter of 2006 compared to the same period in 2005 is largely attributable to the increase in defense industry products manufactured by the MIT division. The growth of this division is expected to continue through 2007 and beyond, although quarter to quarter MIT revenues may vary due to the uneven delivery schedule for these new products.

The increasing diversity of our product lines continued into the first quarter with the commissioning of the new class 100,000 clean room manufacturing space. The success of organic growth is a complement to our search for acquisitions to enhance or expand our existing product lines. The progress made by the expansion of the NEM and MIT divisions, the integration of the recently acquired Leominster Tool division, and our product development efforts provide positive momentum for the Company’s continued growth in 2007 and beyond.”

About Arrhythmia Research Technology, Inc.

The Company, through Micron, manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. Micron’s Leominster Tool division provides high end mold design and manufacturing for the injection molding industry. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com
http://www.leominstertool.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.